OPPORTUNITY PARTNERS L.P.
60 Heritage Drive
Pleasantville, NY 10570
Phone (914) 747-5262



December 19, 2000

David F. Conner
Secretary
Lincoln National Convertible Securities Fund, Inc.
C/o Delaware Investments
2005 Market Street
Philadelphia, PA 19103

Dear Mr. Conner:

As we previously advised you, we intend to nominate a sufficient number of candidates to be elected as directors to fill all seats that will be up for election at the next annual meeting of stockholders.

If the number of directors' seats for each class does not change from what was last reported to stockholders and the court orders the Fund to hold an election for the Class I seats, Ralph Bradshaw and I will be the nominees for those seats and William Clark and Andrew Dakos will be the nominees for the Class II seats. If only the Class II seats are to be filled, Mr. Bradshaw and I will be the nominees for those seats. If the number of seats for any class changes or there are any other material changes to the bylaws that might affect our ability to nominate candidates for all seats at the meeting, please advise us as soon as possible so that we may make any necessary adjustments.

Finally, please advise us if the Fund requires any additional information from us and what the basis is for requiring that information.

Very truly yours,




Phillip Goldstein
Portfolio Manager